Exhibit 10.1

JOINT VENTURE AGREEMENT
"Next Energy Illinois Basin Oil & Gas Lease Development JV"

This Joint Venture Agreement (the "Agreement") is entered into as of the 26th day of August, 2011, between the persons identified in paragraph 1.06, and exhibits attached to this Agreement, collectively referred to as the "Parties," or, if referred to individually, as a "Party."

The Parties desire to enter into this Agreement for the purposes of advancing the project initiated by Next Energy, LLC ("Next") as described below. Using the most current source rock geochemistry and log analysis, Next Energy, LLC has identified and commenced leasing a new candidate shale oil play in the Illinois Basin that is similar in key characteristics to other oil-productive source rocks (e.g. Barnett, Woodford, Niobrara). The parties hereto seek to contribute capital or other resources to further the evaluation, testing and leasing of property (acreage) within the target area identified by Next (the "Venture property") with the intention of marketing and ultimately selling those properties for a profit. To conduct those activities, the Parties desire to establish this Joint Venture for that purpose and to set forth the terms, provisions, and conditions of their relationship.

In consideration of the covenants and agreements contained in this Agreement, other valuable consideration, and the benefits to be derived by each Party, the Parties agree as follows:

ARTICLE I

GENERAL PROVISIONS

1.01 Formation of Joint Venture. The Parties form and establish a Joint Venture (the "Venture") under the terms and provisions of this Agreement, and the rights and liabilities of the Parties shall be as set forth in this Agreement.

1.02 Name of Venture. The name of the Venture shall be "Next Energy Illinois Basin Oil & Gas Lease Development JV," or such other name as the Parties from time to time may designate. The Parties shall cause to be filed, on behalf of the Venture, such assumed or fictitious name certificate or certificates as may from time to time be required by law.

1.03 Business of the Venture. The purpose of this Venture is to acquire and then market up to 300,000 net acres of oil and gas leases, which Next has identified from source rock geochemistry and log analysis as potentially the most prospective areas of the Illinois Basin for commercial production of oil - directly from the source rock shale (New Albany). Target areas are characterized as follows:

1.
The highest combined Production Index and Sl/TOC measurements in the Illinois Basin — these indicate oil saturation in the shale and are at numerical readings which experts believe indicate possible over-pressure;

2.	Lower remaining Total Organic Content and low Hydrogen Index, which indicates that more of the kerogen has been converted to oil;

3.	Log and sample analysis indicating good porosity zones within the shale, carbonate content, and hot resistivity and gamma readings; and

4.
Stable geology — likely high natural fracturing as has been observed in other work in Illinois but generally not immediately adjacent to faulting and the potential operating problems presented by complex geology - drilling depths 4,000 to 5,000 feet.

The exact buy outlines of the areas of interest will be revealed under conditions of absolute confidentiality to joint venture participants. More than 85,000 net acres of oil and gas leases have already been acquired in the total project, and title has been reviewed on more than 100,000 additional acres; over $4 million has already been invested by Next and early phase participants. Next shall, subject to the approval of early phase participants, contribute some or all of the net acreage acquired to date to the Venture at the "turn-key" price established herein. Upon identification of additional areas, if any, which meet the above criteria establishing the most prospective areas, Next, as the Venture Manager, shall seek to acquire such lands for leasing subject to the availability of venture capital; Next, as the Venture Manager, may also seek to lease a reasonable amount of lands which are adjacent and proximate to the current lease buying outlines where necessary to secure leases from owners which also have lands comprising the most prime targets, or which in Next's judgment are of comparable geologic value.

In furtherance of its business, the Venture shall have and may exercise all the powers provided under the terms of this Agreement, and shall do any and all things relating or incidental to its business, as fully as natural persons might or could do under the laws of the State of Colorado, or any other state in which the Venture conducts its business. The Venture shall engage in no other business.

1.04 Place of Business of the Venture. The principal place of business of the Venture shall be located at 4600 South Ulster Street, Suite 1225, Denver, Colorado 80237. The Parties may, at any time and from time to time, change the location of the Venture's principal place of business, on written notice of the change, and may establish such additional place or places of business of the Venture as the Parties may from time to time determine.

1.05 Duration of the Venture. The Venture shall commence on the effective date of this Agreement and shall continue until it or its properties are sold to a third party, transferred or consolidated into another business entity owned by the Parties or terminated in accordance with the provisions of this Agreement. Absent the sale of the Venture property, this Agreement shall remain in force so long as leases acquired and financed by the operations contemplated herein are extant or held by production or operations. After the maximum net acreage (300,000 net acres) is acquired under this Agreement (allowable by total funding as applied to the turn-key acreage cost) or if, upon receipt of notice as described in 2.02 (b) below, the majority in interest approve the marketing of all or part of the venture property prior to acquisition of the maximum net acreage, Next will notify the Venture participants of the closing of the Venture to additional lease acquisitions (except, however, for any additional acreage which is later added by curative non-cost means only under the same mineral tracts). In the event Next proposes to continue lease acquisitions under a similar program and structure within the same specific areas or as to a contiguous geographical extension thereof, the Venture participants shall have a thirty (30) day first right of refusal to participate in the additional lease program under a separate joint venture agreement up to the equivalent percentage level of their contribution in this Agreement, on an individual pro rata basis, at such price per percentage point of interest and turn-key costs per acre as is established in Next's sole discretion at that time. New acquisitions separate and apart from those acquired pursuant to this Agreement will be deemed excluded from the Venture property. Costs of extending the primary term of leases, if any, are not anticipated for at least five years in the great majority of instances, and such will accrue as to the Venture property on a pro-rata basis per Venture participant (or, more likely, to the buyer of the project).

1.06 Parties' Names and Addresses. The names and addresses of the Parties to this Venture shall remain confidential pending execution of the agreement by the proposed participant and confirmation of the participant's capital contribution. Thereafter, from time to time, the list of Parties as updated amendments to the master Agreement will be provided to all Parties by Next.

1.07 Title to Venture Property. Each of the Parties is a co-owner of his, her or its share of the Leases acquired on behalf of the Venture based on the ownership interest of each Party in the Venture. Notwithstanding that each Party is a co-owner of the Leases, each Party to the Agreement designates Next its nominee to hold title to the Leases on such Party's behalf and authorizes Next to execute and deliver on its behalf a Nominee Agreement in the form of Exhibit A to this Agreement. Subject to the next sentence, each of the Parties reserves the right separately to take or dispose of his, her or its shares of the Leases or any production realized therefrom. Notwithstanding the foregoing reservation, each of the Parties hereby delegates to Next the authority on his, her or its behalf to purchase, sell or exchange Leases on his, her or its behalf, provided that such delegation of authority shall have a term of one year, but shall be renewed automatically for a second year unless a Party advises Next and the other Parties of its intent to withhold such delegation of authority for a second year.

1.08 Title Standards. Title standards for lease acquisition shall be landman summary memoranda. No significant curative shall be required until drill sites are selected, but Next will perform such curative (affidavits, lease amendments, etc.) on a continuing basis at its own expense and as its additional contribution to the Venture so long as the Venture retains majority working interest title to the leases.

1.09 Qualifications of Venture Participants. Participants acknowledge and understand that participation in this Venture is for qualified or accredited oil and gas industry participants only and that no securities registration is contemplated; that participation involves risk of loss of all or a portion of the capital contributed and that there is no guarantee that the Venture will achieve its objectives. Venture participants understand that there is no intention on the part of any party hereto to create a security. In the event, however, that this joint venture is deemed a security then, in the absence of fraud or deliberate misrepresentation, the parties waive any rights of rescission under securities laws which might otherwise accrue if a party is unqualified or unaccredited, or if securities registration could now or hereafter be deemed an active or curative requirement. It is the intention of all Parties that a shared purchase of oil and gas leases, with common adherence to a plan of appreciation and sale or development of those real estate interests, is the goal of this joint venture Agreement.

ARTICLE II

CONTRIBUTIONS AND TURN KEY PRICING

201.  Capital Contributions.

a.            In furtherance of the Venture's business described above, Parties will contribute cash or acreage previously acquired within the target area. Cash will be deployed by Next as Venture Manager and used exclusively for Venture business. All acreage acquired by the Venture, whether by contribution or lease, shall be delivered by Next at the turn-key price of $126.67 per net acre without regard to the location of the acreage within the target area or the terms / burdens of the individual leases negotiated (Next will make every reasonable effort to negotiate leases with like terms).

b.            No interest shall accrue on any contribution to the capital of the Venture, and no

Party shall have the right to withdraw or be repaid any capital contribution, except that the Venture Manager shall have the right, subject to the obligations provided for in this Agreement, to withdraw, at any time and from time to time, capital contributions made by the Parties to the Venture in furtherance of the business of the Venture.

2.02 Turn-Key Pricing. Next, as Venture Manager, is tasked with conducting all operations necessary to achieve the Venture's stated objectives. Acquisition of the target acreage via execution of leases with multiple mineral owners is labor intensive with a premium on efficiency and, in some cases, speed. Bonus payments to land owners vary depending upon the number of mineral owners and the size and location of the acreage they control. Competitive pressure can escalate quickly and may have a profound impact on the availability and pricing of the target acreage. Accordingly, for purposes of this Agreement, Next has established the above referenced turn-key price per acre. The turn-key price is formulated to cover the following:

a.     All lease acquisition and marketing costs, including but not limited to lease bonuses, travel, telephone, printing, postage and express courier service, title research and title data, subcontracted landman expense, recording fees, office overhead and support staff, and all other costs customarily associated with assembling oil and gas leases including all costs applicable to unsuccessful lease negotiations and title work thereon. To the extent possible, proceeds will be used for geological and geochemical consulting, as well as extensive well and shale formation testing on a continuing basis to further enhance the overall value of the lease holdings. The oil and gas leases and exploration rights acquired under this Agreement will fall into two structural categories: 1) "Conventional Leases" will be leases for which the entire bonus price is paid up front upon execution, for a specific duration in the great majority of instances of five year primary terms with optional extensions in most cases, and with set royalties of one-eighth to higher percentages in the case of some larger or corporate owners; and 2) "Non-Cash Lease Acquisitions", which will be any rights acquired upon any negotiated terms which do not require a meaningful up-front bonus, such as farm-outs, conditional marketing rights, or lessor sales participation leases which involve the bonus being paid only out of ultimate sales proceeds rather than an additional major up-front component.

b.     Next shall not be obligated to continue buying leases if bonus pricing circumstances and other costs escalate to a point that Next might begin sustaining overall losses via acquisition of acreage at the established turn-key price. Should this become an issue, Next will provide notice to joint venture participants and seek approval by a majority in interest to either make an adjustment to the turn-key price or, in the event competition causes lease bonus prices to rise to a level which would suggest significant market appreciation in lease value, to cease acquisitions and begin marketing all or part of the Venture property for sale. Such an increase in the turn-key valuation of the acreage may prevent the Venture from reaching its target, in which case less total acres of leases would be acquired hereunder.

2.03 Additional Contributions. The Parties may make additional capital contributions to the Venture subject to the capital requirements of the Venture in relation to the acquisition of the targeted acreage. Additional contributions will not be accepted if said contributions will have any dilutive effect on existing Venture participants.

2.04 Refund of Contributions. In the event that competitive pressures and/or market appreciation cause Next to cease acquisitions, contributions shall be refunded to Venture participants on a "last in, first out" basis. Specifically, if acquisitions cease prior to deployment of all capital, refunds shall be provided to Venture participants who most recently contributed capital, along with a commensurate reduction in net acreage participation in the Venture owned by the recipients of such refunds. Consequently, time is of the essence with regard to capital contributions as funds will be deployed on a "first come, first served" basis. Non-Cash Lease Acquisitions made by Next (e.g. farm-outs or assets which do not require the payment of an upfront purchase or bonus price) shall not be counted in the leasehold acreage targets, but Venture participants shall participate in such Non-Cash Lease Acquisitions made in each area prior to the completion of acquisition of the acreage targeted per this Agreement. The Venture shall not be billed any incremental costs of acquiring additional Non-Cash Lease Acquisitions. In the event many additional leases can and should be bought within any targeted area (after the turn-key acquisitions under this Agreement are completed), Next will first propose to the Venture a turnkey cost for such additional acreage, and Venture participants shall individually have a 30-day first right of refusal to fund an additional or extended lease acquisition program as to the separate pro rata interest of each, and as noted elsewhere in this Agreement as to procedure. This Agreement shall not apply to outright purchases of minerals (rather than leases) within any program area, but Next shall give the Venture a first right of refusal to participate in any such mineral acquisitions by treating same as a second, third, or extended program at a turn-key cost (as will be determined at that time solely by Next) in like manner as to procedure as if additional leases beyond the initial targeted herein are being acquired.

2.05 Sources of Capital Contributions and Resultant Venture Ownership by Category.

a.
Previous investors purchased 38,210.316 net acres of oil and gas leases at $90.30 per net acre turn-key ("Windows Oil" Agreement); all such parties are being offered the opportunity to assign their interests into this Venture and become Parties hereto at the $126.67 per net acre turn-key valuation, equal to 12.74% of the total acreage targeted herein. In the event less than 300,000 net acres is acquired hereunder, the aforementioned percentage would be reduced accordingly to reflect the proper pro-rata ownership versus the total. Due to the inherent advantage of their assignment into and participation in the larger, more geologically diverse Venture, and at a fair and favorable valuation credit, all are expected to opt in; however, any such parties who decline will simply own a net interest in leases outside of this Venture, and the potential total acquisition by the Venture of 300,000 net acres will be adjusted accordingly.

b.
In a different geographic part of the target area, previous investors purchased 30,180.24 net acres of oil and gas leases at $83.96 per net acre turn-key ("Windows — Wet Gas" Agreement); all such parties are being offered the opportunity to assign their interests into this Venture and become Parties hereto at the $126.67 per net acre turn-key valuation, equal to 10.06% of the total acreage targeted herein. In the event less than 300,000 net acres is acquired hereunder, the aforementioned percentage would be reduced accordingly to reflect the proper pro-rata ownership versus the total. Due to the inherent advantage of their assignment into and participation in the larger, more geologically diverse Venture, and at a fair and favorable valuation credit, all are expected to opt in; however, any such parties who decline will simply own an interest outside of this Venture, and the potential total acquisition by the Venture of 300,000 net acres will be adjusted accordingly.

c.
Based on the total targeted net acreage (300,000) and the turnkey price established herein ($126.67/net acre), 100% is equal to $38,000,000.00 and, therefore, one percentage point of ownership is priced at $380,000.00 and controls 3,000 net acres (380,000 / 126.67 3,000). The previous investors identified above account for 22.80% of the contemplated total leaving approximately 34% available to participants herein at a total cost of $12,920,000.00. In the event the Venture ceases acquisitions prior to reaching its target, percentage ownership will be adjusted accordingly [Example: 200,000 net acres acquired at 126.67/acre equals $25,334,000.00 and $380,000.00 is equal to one and one half (1.5) points of ownership]. In short, percentage ownership based on total contributions will adjust in concert with said total. Acreage "controlled", however, remains constant as Participants taking ownership herein via cash contributions under this section (2.05.c.) simply divide the amount of their capital contribution by 126.67 to establish the number of net acres "controlled".

d.
Purely and only to accommodate a Party under this Agreement desiring a larger interest, it is possible that as much as 44% or more could be acquired through cash contributions by purchase of net interests from owners derived from 2.05.a. or 2.05.b. above, but no such transactions(s) will be facilitated by the Venture Manager until 34% in cash has been committed and paid to continue to finance scheduled lease acquisitions.

e.
The Venture Manager contributes time, expertise from successfully executing eight previous and similar projects, considerable sunk investment, and financing and budget overrun coverage at its discretion, and the Venture Manager (Next Energy, LLC) and its affiliates will retain no less than +/43.20% ownership in the Venture through not accepting contribuJtions for more than 56.8% derived from 2.05.a., 2.05.b., and 2.05.c. above. The Venture Manager equity is derived from efficient operations within the turnkey acreage cost budget of $126.67 per net acre, and the difference between actual cumulative Venture costs and the turn-key valuation constitutes the entire and only "promote" favoring the Venture Manager in this Agreement. Any ownership points in this Venture not derived from the acreage contributions in 2.05.a. and 2.05.b. or the cash contributions in 2.05.c. shall remain titled in Next Energy, LLC and affiliates.

ARTICLE III

ALLOCATION OF PROFITS AND LOSSES UPON SALE
OF VENTURE PROPERTY (LEASES)

3.01 Upon solicitation or receipt of any bona fide offer for disposition of the Venture property (leases) or any part of it, Next shall poll the Parties as to all offers and, unless more than fifty percent (50%) of the Venture ownership interest rejects a proposed sale, then Next, as Venture Manager, shall exercise its authority as established herein to effect such a sale and assignment of all Venture property for the terms it considers most advantageous to the Venture. It is intended that the assets acquired under this Agreement will be marketed to the most substantial, experienced oil industry companies with expertise in exploitation of oil and gas from source rock shale, with such marketing to commence within six to twelve months from the effective date hereof. Next will seek offers by negotiation, and possibly by bid, which will likely involve selling the majority working interest in the leases for the highest cash price per net acre, retention of overriding royalties between the landowner and/or third party royalties and a delivered net revenue interest of 78% to 80%, and the possible retention of a partially carried working interest of at least ten percent (and/Jor possible back-ins after payout or other long-term interests which may be negotiable). In the event, after establishing the high bid or offer as to cash, any single Venture participant in this Agreement holding more than fifteen percent interest wishes to retain a higher participating working interest than that elected by a majority of the rest of the participants by ownership herein, then every reasonable effort shall be made to effect that separate ownership retention so long as such does not affect the proceeds and other benefits attributable to the other participants herein, and so long as same does not conflict with obligations to any lessors under their structured agreements (or that any such deficit in covering such obligations caused by a Party retaining a greater working interest is covered or contributed by such Party).

3.02 Profits and Losses. Each Party's share of profits and losses in the Venture will be in direct proportion to its contribution verses total contributions. Ownership interest is established by dividing the participant's capital contribution by the total capital contributions (less any refunds as described in 2.04 above). Capital contributions in the form of acreage shall be converted to cash contributions for purposes of establishing pro-rata ownership. The formula for conversion shall be the number of acres contributed multiplied by the turn-key price of $126.67 per acre. For example, a prior participant may have a cost basis of $90.00 per acre with a pro-rata interest equal to 1200 acres (cost basis of $108,000). The 1200 acres contributed to the joint venture is equal to a cash contribution of $152,004.00 for purposes of establishing the participant's pro-rata ownership. For Federal Income Tax purposes, each item of income, gain, loss, deduction, or credit entered into the computation of the Venture's taxable income shall be allocated in the same proportion.

3.03 Capital Account Balance: A Venture capital account shall be established for each Party, and shall be maintained in such a manner as to correspond with the capital of the Venture. A Party's capital account:

a.           shall be credited with:

(i)           the contribution of cash or cash equivalent to the capital of the Venture, and

(ii)           the allocable share of Venture income and gains; and,

b.           shall be debited with:

(i)           the allocable share of deductions and losses, and

(ii)           the amount of any distributions to a Party by the Venture.

3.04 General. The respective interest of the Parties in the profits and losses of the Venture shall remain as set forth in this Agreement, unless changed by amendment to this Agreement or by assignment of an interest in the Venture authorized by the terms of this Agreement.

3.05 Liabilities. The obligation and liabilities of each Party, as among themselves, with respect to any and all liabilities in connection with conducting the business of the Venture, shall be several and not joint or collective.

ARTICLE IV

DISTRIBUTIONS

4.01 Distributable Cash. The term "distributable cash" as used in this Agreement shall mean all cash revenues received by the Venture upon the sale of the Venture property.

4.02 Distribution of Distributable Cash. Distributable cash shall be distributed upon the sale of all or at minimum 50% of the Venture property and such distributions shall occur as soon as reasonably possible following the close of said sale. Cash shall be distributed first to Venture participants (excluding Venture Manager) based on pro-rata ownership with the minimum distribution being 100% of the participant's capital contribution plus 25% (totaling 125% of the capital contribution), followed by distribution to the Venture Manager based on pro-rata ownership, but with ultimate adjustment of cumulative distributions to all Parties reconciled with pro-rata ownership so long as the Parties other than the Venture Manager receive a minimum distribution of 125% of their capital contributions.

4.03 Negative Capital Account. Notwithstanding the provisions of 4.02, if a Party has a negative capital account, no amount shall be distributed to that Party, under Section 4.02 until amounts otherwise distributable to that Party have been applied to increase the Party's negative capital account to zero (0).

ARTICLE V

MANAGEMENT

5.01 Management of the Venture. Subject to the reservations of control in the Venture specified in paragraphs 5.02 and 5.03, the Parties designate Next Energy, LLC as the Venture Manager of the Venture. In the event of the withdrawal of the Venture Manager, a successor Venture Manager shall be appointed.

5.02 Management and Control.

a.           The Venture Manager shall have the right, in good faith, except as otherwise specified in this Agreement, to take and do any and all reasonable action required with regard to the affairs of the Venture, in connection with its day to day operations, management, and control of Venture Property, which is routine and normal.

b.           The Venture Manager shall have the duty, power, and authority to take such action, from time to time, as may be deemed necessary, appropriate, or convenient in connection with the management and conduct of the business and affairs of the Venture, including, but not limited to, the following:

(i)           protect and preserve the title and interest of the Venture in Venture Property and other assets which may be owned by the Venture.

(ii)          negotiate and supervise the performance of contracts covering the Venture Property, and otherwise enforce the obligations of parties with whom the Venture enters into contracts or other arrangements.

(iii)         keep all books of accounts or other records of the Venture.

(iv)     pay or cause to be paid all debts or other obligations of the Venture.

(v)      maintain all funds of the Venture in a Venture account or accounts  in a depository approved by a majority in interest of the Parties.

(vi)     perform other normal business functions and otherwise operate and manage the business and affairs of the Venture in accordance with, and as limited by, this Agreement.

(vii)    execute any and all documents necessary for the purchase and/or sale of Venture Property, including, but not limited to, leases, options, contracts, promissory notes, deeds of trust, or any other documents necessary or incidental for the purchase or sale of Venture Property. Venture Manager shall have the authority in its full discretion to selectively pledge or assign portions of overriding royalty, royalty, profits upon lease sale, or other interests necessary and proper in Venture Manager's judgment to be able to acquire leases on creative terms from time to time or settle potential conflicts, so long as the pledge or assignment in no manner benefits Venture Manager itself outside of its interest in this Venture.

(viii)   perform all other obligations that may be provided elsewhere in this Agreement to be performed by the Venture Manager.

(ix)      to employ agents, employees, managers, accountants, attorneys, consultants, or other persons, including himself/herself or the other Party, necessary or appropriate to carry out the business of the Venture, whether or not any person employed is affiliated or related to a Party, and to pay fees, expenses, salaries, wages, and other compensation to those persons as the Venture Manager shall determine.

5.03 Specific Limited Power. Notwithstanding any other provision of this Agreement, no one Party shall have the power, without the written consent of a majority in interest of all Parties, to cause the Venture to enter into or otherwise become liable for or with respect to, any arrangement which would result in the litigation of the Venture or the sale of all its assets.

5.04 Right of Public to Rely on Authority of Parties. No person shall be required to determine the Managing Party's authority to enter into any undertaking on behalf of the Venture or to see to the application or distribution of revenues or proceeds paid to the Managing Party on behalf of the Venture.

5.05 Services of the Parties. During the existence of the Venture, the Managing Party shall devote such time and effort to Venture business as may be necessary to promote the interest of the Venture to the mutual benefit of the Parties. It is specifically understood and agreed that the Managing Party shall be required to devote the majority of its time to Venture business, and each Party may, at any time and from time to time, engage in and possess interests in other business ventures of any and every type of description, and no Party shall, by virtue of this Agreement, have any right, title or interest in or to such independent ventures or to be income or profits derived from them.

5.06 Compensation and Reimbursement.

a.     The Parties shall have no right to receive compensation for performing duties as Parties to this Venture, under this Agreement, except as may be allowed by paragraph 5.02 (ix); provided that this provision shall not affect the Venture Manager's right to withdraw capital contributions made by the Parties to the Venture in furtherance of the Venture's business, or a Party's right to receive its share of distributions of Venture funds, as provided for in this Agreement.

ARTICLE VI

BOOKS, RECORDS, BANK ACCOUNTS AND TAX ELECTION

6.01 Books and Records. The Venture Manager shall keep the books of account and other records with respect to the operations of the Venture as will sufficiently explain the transactions and financial position of the Venture. The books and other records shall be maintained at the principal place of business of the Venture, or at such other place as the Venture Manager shall determine, and the Parties, and their authorized representatives, shall at all reasonable times have access to those books.

6.02 Accounting Basis and Fiscal Year. The Venture books of account shall be kept on a cash accounting basis, shall reflect all Venture transactions, shall be appropriate and adequate for the Venture's business and for the carrying out of all the provisions of this Agreement, and shall be balanced at the end of the fiscal year. The fiscal year of the Venture shall be the calendar year. There shall be no tax filing on the part of the Venture and each Venture participant shall be responsible for his/her/its tax obligations related to any and all distributions made to participants in accordance with pro-rata ownership interest.

6.03 Reports. The Venture Manager shall provide confidential updates on a regular basis. Said updates will include an overview of land, geological, operational, economic, competitive, and other available data deemed relevant to the project.

6.04 Bank Accounts. The Venture Manager shall be responsible for causing one or more accounts to be maintained, as necessary, in one or more banks and accounts, each of which shall be insured by the Federal Deposit Insurance Corporation, which accounts shall be used for the payments of expenditures incurred by the Venture in connection with its business, and in which shall be deposited any cash receipts of the Venture. All amounts shall be and remain the property of the Venture, and shall be received, held, and disbursed by the Venture Manager for the purposes specified in this Agreement. There shall not be deposited in any of the accounts any funds other than funds belonging to the Venture, subject to the ability of the Venture to borrow and repay any loans as provided for herein, and no other funds shall in any way be commingled with the funds of the Venture.

6.05 Tax Election. This Agreement is not intended to create, and shall not be construed to create a partnership. If, for Federal Income Tax purposes, this Agreement and the operations conducted by the Venture are regarded as a partnership, each Party elects to be excluded from the application of all the provisions of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), as permitted and authorized by Sections 761 of the Code and regulations promulgated there under. The Venture Manager is authorized and directed to execute, on behalf of each Party, evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and data required by federal regulations. Should there be any requirement that a Party give further evidence of this election, each Party shall execute documents and furnish other evidence as may be required by the Internal Revenue Service as may be necessary to evidence this election. No Party shall give any notices or take any other action inconsistent with this election. If any present or future income tax laws of the state or states in which Venture Property is located or the Venture is conducting business activities, or any future Income Tax laws of the United States contain provisions similar to those in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, under which an election similar to that provided by Section 761 of the Code is permitted, each Party shall make the election as may be permitted or required by law. In making the foregoing election, each Party agrees and states, for the purposes of this Agreement, that any income derived by the Party from operations under the terms of this Agreement can be adequately determined without the computation of partnership taxable income.

ARTICLE VII

OWNERSHIP OF VENTURE PROPERTY, LIMITATION ON LIABILITY

7.01 Ownership and Partition. Each of the Parties is a co-owner of his, her or its share of the Leases acquired on behalf of the Venture based on the ownership interest of each Party in the Venture. Notwithstanding that each Party is a co-owner of the Leases, each Party to the Agreement designates Next its nominee to hold title to the Leases on such Party's behalf and authorizes Next to execute and deliver on its behalf a Nominee Agreement in the form of Exhibit A to this Agreement. Subject to the next sentence, each of the Parties reserves the right separately to take or dispose of his, her or its shares of the Leases or any production realized therefrom. Notwithstanding the foregoing reservation, each of the Parties hereby delegates to Next the authority on his, her or its behalf to purchase, sell or exchange Leases on his, her or its behalf, provided that such delegation of authority shall have a term of one year, but shall be renewed automatically for a second year unless a Party advises Next and the other Parties of its intent to withhold such delegation of authority for a second year.

Oil and gas leases and other assets will continue to be acquired initially in the name of Next Energy, LLC, with the understanding that Next is the nominee for the Parties, and with appropriate general filings of this status in the records of each county where leases are being acquired for the Parties that all such leases and assets are owned by the Parties, notwithstanding  the record title in Next as nominee. Upon completion or near completion of the acquisitions contemplated herein, Next shall record "blanket assignments" to the Parties in the appropriate counties.

7.02 Not a Partnership. The relationship between and among the Parties shall be limited to the carrying on of the purpose of the Venture in accordance with the terms of this Agreement. This relationship shall be construed and deemed to be a Joint Venture, and not a general partnership. Nothing in this Agreement shall be construed to create a general partnership between or among the Parties or to authorize a Party to act as general agent for another Party. Other than Next as Venture Manager, it is agreed that the other Parties shall not participate in management of the Venture, shall have no right or authority to contract for services, and shall not have the ability or authority to make any commitment to any third party in connection with the Venture. The Venture Manager shall have the sole authority and ability to deal with the subject matter of the Venture and this Agreement. This Agreement shall not represent a partnership or association that results in any potential liability on the part of the Parties (other than the Venture Manager) to third parties. Instead, this Agreement represents a financing mechanism for the Venture Manager's business having to do with the Venture. Provided that the Parties (other than the Venture Manager) comply with this paragraph on an individual entity basis, the Venture Manager shall indemnify and hold the non-Venture Manager Parties harmless from all claims, including reasonable attorney fees and costs, arising out of any third party claim being made against the non-Venture Manager Parties on the basis of a joint liability claim, or similar claim based on alleged partnership or joint liability status arising out of this Venture or this Agreement.

7.03 Limitation on Liability and Undertakings. As provided in this Agreement, no Party, or the Venture, shall be responsible or liable for any indebtedness or obligation of any Party, incurred either before or after the Effective Date of this Agreement, except those responsibilities, liabilities, debts, or obligations undertaken or incurred in good faith in carrying out the purpose of the Venture in accordance with the terms of this Agreement, or later undertaken or incurred on behalf of the Venture, under or pursuant to the terms of this Agreement, or assumed by the Venture. Each Party indemnifies and agrees to hold each other Party harmless from all those obligations and indebtedness. No Party, acting alone, shall have any authority for, or to undertake or to assume any obligations, debit, duty, or responsibility on behalf of any other Party, or the Venture, except as expressly otherwise provided in this Agreement.

ARTICLE VIII

ASSIGNABILITY OF INTEREST

 8.01 Assignment of a Party's Interest.

a.     No Party may sell, transfer, assign, pledge, or otherwise dispose of all or any part of its interest in this Venture (whether voluntary, involuntary, or by operation of law) without the consent of the other Parties.

b.     No information concerning Venture Properties shall be disclosed to any proposed assignee of an interest in the Venture, unless the proposed assignor of the interest shall obtain, prior to any assignment or transfer, written acknowledgment by a prospective assignee in a form satisfactory to the Venture Manager, that the assignee will be bound by the terms of this Agreement. In the case of any proposed assignment, the written acknowledgment from a proposed assignee shall contain provisions for nondisclosure, of information relating to the accounts, activities and properties of the Venture, in the event the prospective assignee shall elect not to purchase or acquire an interest. This provision shall not apply to information disclosed by the Venture Manager to prospective Venture participants as to their initial investments therein, and it shall not apply to efforts to market the entire Venture properties undertaken by the Venture Manager at the appropriate time. Each Party hereto represents and warrants to all other Parties hereto that it is contributing to this Venture in furtherance of the Venture business contemplated herein and that its interest in the Venture is not being acquired as an investment to be resold.

ARTICLE IX

MISCELLANEOUS

9.01 Notices. Any and all notices, elections, or demands permitted or required to be made under this Agreement shall be in writing, signed by the Party giving the notice, election, or demand and shall be delivered personally, or sent by registered or certified mail, return receipt requested, to the other Party, at its address on the signature page to this Agreement, or such other address as may be supplied by written notice given in conformity with the terms of this Section. The date of personal delivery or the date of mailing, as the case may be, shall be the date of receipt of the notice.

9.02 Successors and Assigns. Subject to the restrictions on transfers set forth above, this Agreement, and each and every one of its provisions, shall be binding on and inure to the benefit of the Parties, and their respective successors, successors in title, heirs and assigns, and each and every successor in interest to any Party, whether the successor acquires the interest by way of gift, purchase, devise, or any other method, shall hold the interest subject to all the terms and provisions of this Agreement. Any assignment of an interest by a Party shall be specifically delivered subject to the terms and provision of this Agreement.

9.03 Amendments. In addition to any amendments otherwise authorized, amendments may be made to this Agreement from time to time by unanimous consent of the Parties, which consent shall be evidenced by a written amendment attached to this Agreement as executed by all Parties.

9.04 Entire Agreement. This Agreement, together with schedules attached and to be attached, constitutes the full and complete Agreement of the Parties with respect to the subject matter of this Agreement.

9.05 Captions. Title or captions of articles, sections, and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way are intended to define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

9.06 Counterparts. This Agreement may be executed in a number of counterparts, all of which taken together shall, for all purposes, constitute one Agreement, binding on the Parties, notwithstanding that all Parties may not have signed the same counterpart.

9.07 Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced according to the laws of the State of Colorado, as applied to contracts made and to be performed entirely within that state, unless otherwise provided.

9.08 Gender. When this Agreement requires, all words in any gender shall be deemed to include the masculine, feminine, and neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

9.09 Prior Agreements Superseded. This Agreement supersedes any prior understanding or written or oral agreements between the Parties respecting the subject matter of this Agreement.

9.10 Legal Construction. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had not been contained in this Agreement.

This Agreement is executed by each Party as of the date of acknowledgment of their signature, but shall be deemed effective as of July 19, 2011, the Effective Date. Each joining Party hereby executes this Agreement by completing, signing, and dating the execution page (to be added in counterparts), with the resultant list of Parties, addresses, capital contributions, and respective percentage ownership of Venture and related net acreage (subject to full acquisition as budgeted) depicted on Schedule "A" to be attached hereto.

VENTURE MANAGER:

NEXT ENERGY, LLC

/s/ Jack F. Overstreet
Jack F. Overstreet, Manager
August 26, 2011

ADDITIONAL VENTURE PARTIES:

Person or Entity Name:      Bayou City Exploration, Inc.

Address:   632 Adams. Street, Bowling Green, KY 42103

Phone:   270-842-2421

Fax:   270-842-7362

Email: travis@blueridgegroup.com

Tax ID:   61-1306702

Capital Contribution Paid:  $190,000

Percentage of Venture Committed: 0.005% of 100%
(Multiply the percentage filled in above by $38,000,000.00) For example, the purchase of each 1% of 100% of the Venture will require a capital contribution of $380,000.00.)

On behalf of the aforementioned person or entity, the undersigned Party/Parties hereby execute this Agreement as of the date shown

/s/ Stephen C. Larkin

Title (if applicable):  CFO

Date:  8/29/11

(Please make check payable to "Next Energy Illinois Basin Oil & Gas Lease Development JV," and return executed Agreement and check to Next Energy, LLC, 4600 South Ulster Street, Suite 1225, Denver, Colorado 80237. To confirm availability, please call 303-378-3377.)